Exhibit 10.1

GENERAL RELEASE AND POST-SEPARATION CONSULTING AGREEMENT

This General Release and Post-Separation Consulting Agreement (the “Agreement”) is made and entered into by and between Klara A. Dickinson-Eason (the “Executive”) and Hyperion Therapeutics, Inc. (the “Company”) (each a “Party,” and together, the “Parties”).

WHEREAS, Executive and the Company wish to resolve, except as specifically set forth herein, all claims between them arising from or relating to any act or omission predating the effective date of the General Release contained in this Agreement;

WHEREAS, Executive and the Company have decided to terminate their employer-employee relationship;

WHEREAS, Executive and the Company are parties to a Change of Control and Severance Agreement, dated April 11, 2012 (the “Severance Agreement”), and the Company wishes to provide the Executive the termination benefits described in Section 3 of the Severance Agreement (the “Termination Benefits”) in connection with the termination of their employer-employee relationship;

WHEREAS, the Company wishes to retain Executive as a consultant following the termination of her employment relationship so that Executive may advise the Company’s executives on regulatory and compliance matters within Executive’s expertise;

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

1. Confirmation of Termination Benefits under this Agreement. The Company shall pay or provide to Executive all of the Termination Benefits described in Exhibit A to this Agreement, as, when and on the terms and conditions specified in the Severance Agreement, but as modified by Exhibit A.

2. Termination of Employment; Consulting Services.

(a) Executive’s employment with the Company terminated effective as of July 8, 2014 (the “Separation Date”). Following the Separation Date, and at the request of the Company, Executive will consult with the Company’s executive officers and other employees regarding certain of the Company’s business, regulatory and compliance activities, as assigned by the Company to Executive from time to time, through December 31, 2014. Executive acknowledges that the consultation is to be performed from Executive’s home and the Company’s office in California, but that the consultation also may require Executive to travel from time to time. Executive shall agree to be available to provide consulting services on reasonable notice for reasonable hours, up to eight hours per day, 40 hours per week, upon request by the Company. Executive and the Company agree that in exchange for being available during the consulting period, the Company will pay Executive the Consulting Fee (as defined in Section 2(d) below), whether or not the Company requests any services from Executive, so long as Executive is willing, able and available to provide the consulting services. The Company will honor this Agreement following a Control of Control, as defined in the Separation Agreement.

(b) Executive shall be an independent contractor of the Company, and this Agreement shall not be construed to create any association, partnership, joint venture, employee or agency relationship between Executive and the Company for any purpose. Notwithstanding the previous sentence, Executive’s service as a consultant under the terms of this Agreement shall be included within the definition of “Corporate Status” under the April 9, 2012 Indemnification Agreement (“Indemnification Agreement”) between Executive and the Company such that Executive shall be entitled to indemnity through the Indemnification Agreement for her services as a consultant. After the Separation Date, Executive shall have no authority to bind the Company or its affiliates, and Executive shall not attempt to obligate or bind the Company or any of its affiliates in any way without the Company’s prior approval. All documents, including but not limited to contracts, agreements, letters of intent, employment agreements and leases, that purport to bind or obligate the Company or any of its affiliates in any respect must be signed by the appropriate representative(s) of the Company.

(c) The Company will provide Executive with support services in its California office for the consulting period following the Separation Date to the extent determined necessary and reasonable by the Company. During the consulting period, Executive may be engaged or employed in any other business, trade, profession or other activity which does not place Executive in a conflict of interest with the Company; provided, that, during the consulting period, Executive shall not be engaged in any business activities that do or may compete with the business of the Company, without the Company’s prior written consent to be given or withheld in its sole discretion.

(d) If Executive executes, does not revoke, and abides by the terms of this Agreement and the bring-down release specified in Section 3(b) below, the Company shall pay to Executive as full compensation for the consulting services a monthly consulting fee in the gross amount of Thirty One Thousand Dollars ($31,000.00) (the “Consulting Fee”) for each full month Executive is available to provide consulting services in accordance with Section 2(a). Executive acknowledges and agrees that the Consulting Fee does not constitute compensation for Executive’s time worked and services rendered through the Separation Date, but rather constitutes consideration for Executive’s agreement to provide consulting services to the Company on an “as needed” basis and as an independent consultant through December 31, 2014, following the Separation Date, and that such consideration is above and beyond any wages, salary or other sums to which Executive is entitled from the Company under the terms of her employment with the Company or under any other contract or law. Executive shall be responsible for any travel or other costs or expenses incurred by Executive in connection with the performance of the consulting services, and in no event shall the Company reimburse Executive for any such costs or expenses unless authorized in writing by the Chief Executive Officer of the Company.

(e) With the exception of the Consulting Fee specified Section 2(d) above, the Company shall withhold the appropriate federal, state and local taxes, as reasonably determined by the Company, from the Termination Benefits paid under this Agreement. Executive acknowledges and agrees that the Consulting Fee shall be subject to Internal Revenue Service reporting through a Form 1099 issued to Executive. Executive will invoice the Company, and the Company will pay each such invoice no later than thirty (30) days after its receipt. Payment of the Consulting Fee will be made without any withholdings or deductions by the Company. Executive agrees that she will be exclusively liable for the payment of any taxes which may be assessed against the Consulting Fee, as well as any additional payments of interest, penalties, or assessment of attorneys’ fees required by a governmental authority, taxing authority, or court in connection with the payment of the Consulting Fee. Executive further agrees to indemnify and hold the Company harmless from any liability (including attorneys’ fees), penalties or interest that may be assessed by any taxing authority or governmental authority with respect to the payment of the Consulting Fee. Executive further acknowledges that the Company makes no representations or warranties with respect to the tax treatment by any local, state or federal taxing authority of the Consulting Fee or other payments made under this Agreement.

(f) The Company is and shall be, the sole and exclusive owner of all right, title and interest throughout the world in and to all the results and proceeds of the consulting services performed under this Agreement (the “Deliverables”), including all patents, copyrights, trademarks, trade secrets and other intellectual property rights (collectively “Intellectual Property Rights”). Executive agrees that the Deliverables are hereby deemed a “work made for hire” as defined in 17 U.S.C. § 101 for the Company. If, for any reason, any of the Deliverables do not constitute a “work made for hire,” Executive hereby irrevocably assigns to the Company, in each case without additional consideration, all right, title and interest throughout the world in and to the Deliverables, including all Intellectual Property Rights.

(g) Executive shall be required, at the Company’s request, to provide up to forty (40) hours per week of consulting services to the Company during the consulting period. If Executive elects to provide additional consulting services beyond the forty (40) hour per week amount, Executive shall not be entitled to any additional consideration or compensation beyond the Consulting Fee for such additional consulting services. The Company may terminate the consulting services provided under this Agreement upon written notice to Executive if the Company determines that Executive is not willing, available or able to provide the required consulting services after reasonable attempts by the Company to obtain such consulting services from Executive. In the event of termination pursuant to this Section 2(g), the Company shall pay to Executive on a proportional basis any Consulting Fees then due and payable for any consulting services completed up to and including the date of such termination. The Company may terminate this Agreement, effective upon written notice to Executive, in the event that Executive materially breaches this Agreement, and such breach is incapable of cure, or with respect to a material breach capable of cure, Executive does not cure such breach within ten (10) days after receipt of written notice of such breach. In the event of a Change of Control (as defined in the Severance Agreement) during the consulting period, Executive shall be entitled to payment of the unpaid portion of the Consulting Fee for the period from the date of the Change of Control through December 31, 2014.

3. General Release.

(a) Scope of Release. Executive, for herself, and for her heirs, assigns, executors and administrators, hereby releases, remises and forever discharges the Company, its parents, subsidiaries, affiliates, divisions, predecessors, successors, assigns, directors, officers, partners, attorneys, shareholders, administrators, employees, agents, representatives, employment benefit plans, plan administrators, fiduciaries, trustees, insurers and re-insurers, and all of their predecessors, successors and assigns, (collectively, the “Releasees”), of and from all claims, causes of action, covenants, contracts, agreements, promises, damages, disputes, demands, and all other manner of actions whatsoever, in law or in equity, that Executive ever had, may have had, now has or that his heirs, assigns, executors or administrators hereinafter can, shall or may have, whether known or unknown, asserted or unasserted, suspected or unsuspected, as a result of Executive’s employment, the termination of that employment, or any act or omission which has occurred at any time up to and including the date of the execution of this Agreement (the “Released Claims”).

(b) Released Claims. The Released Claims released include, but are not limited to, any claims for monetary damages; any claims to severance or similar benefits; any claims to expenses, attorneys’ fees or other indemnities; any claims based on actions or failure to act on or before the date of this Agreement; any claims for other personal remedies or damages sought in any legal proceeding or charge filed with any court or federal, state or local agency either by one or by a person claiming to act on my behalf or in Executive’s interest. Executive understands that the Released Claims might have arisen under many different local, state and federal statutes, regulations, case law and/or common law doctrines. Executive hereby specifically, but without limitation, agrees to release all of the Releasees from any and all claims under the following:

(i) Antidiscrimination laws, such as Title VII of the Civil Rights Act of 1964, as amended, and Executive Order 11246 (which prohibit discrimination based on race, color, national origin, religion, or sex); Section 1981 of the Civil Rights Act of 1866 (which prohibits discrimination based on race or color); the Age Discrimination in Employment Act (“ADEA”), including but not limited to the Older Worker Benefit Protection Act (“OWBPA”), except as it relates to the validity of this Agreement under ADEA, as amended by the OWBPA, and Executive Order 11141 (which prohibit discrimination based upon age); the Americans with Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973 (which prohibit discrimination based upon disability); the Equal Pay Act (which prohibits paying men and women unequal pay for equal work); the California Fair Employment and Housing Act, California Government Code Section 12900 et seq. (which prohibits discrimination based on protected characteristics including race, color, religion, sex, gender, sexual orientation, marital status, national origin, language restrictions, ancestry, physical or mental disability, medical condition, age, and denial of leave); the California Equal Pay Law (which prohibits paying men and women unequal pay for equal work), California Labor Code Section 1197.5; the Unruh Civil Rights Act, California Civil Code Section 51 et seq. (which prohibits discrimination based on age, sex, race, color, religion, ancestry, national origin, disability, medical condition, marital status, or sexual orientation); or any other local, state or federal statute, regulation, common law or decision concerning discrimination, harassment, or retaliation on these or any other grounds or otherwise governing the employment relationship.

(ii) Other employment laws, such as the federal Worker Adjustment and Retraining Notification Act of 1988 and the California Worker Adjustment and Retraining Notification Act, California Labor Code Sections 1400 et seq. (known as WARN laws, which require that advance notice be given of certain workforce reductions); Executive Retirement Income Security Act of 1974 (which, among other things, protects employee benefits); Fair Labor Standards Act of 1938 (which regulates wage and hour matters); the Family and Medical Leave Act of 1993 (which requires employers to provide leaves of absence under certain circumstances); the California Labor Code (which regulates employment and wage and hour matters); the California Family Rights Act of 1993 , California Government Code Section 12945.1 et seq. (which requires employers to provide leaves of absence under certain circumstances); and any other federal, state, or local statute, regulation, common law or decision relating to employment, such as veterans’ reemployment rights laws or any other aspect of employment.

(iii) Other laws, such as any federal, state, or local law enforcing express or implied employment or other contracts or covenants; any other federal, state or local laws providing relief for alleged wrongful discharge, physical or personal injury, breach of contract, emotional distress, fraud, negligent misrepresentation, defamation, invasion of privacy, violation of public policy and similar or related claims; common law claims under any tort, contract or other theory now or hereafter recognized, and any other federal, state, or local statute, regulation, common law or decision otherwise regulating employment

(c) Participation in Agency Proceedings. Nothing in this Agreement shall prevent Executive from filing a charge (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (the “EEOC”), the National Labor Relations Board (the “NLRB”), the California Department of Fair Employment and Housing (the “DFEH”), or other similar federal, state or local agencies, or from participating in any investigation or proceeding conducted by the EEOC, the NLRB, the DFEH or similar federal, state or local agencies. However, by entering into this Agreement, Executive understands and agrees that she is waiving any and all rights to recover any monetary relief or other personal relief as a result of any such EEOC, NLRB, DFEH or similar federal, state or local agency proceedings, including any subsequent legal action.

(d) Claims Not Released. The Released Claims do not include claims by Executive for: (i) unemployment insurance; (ii) workers’ compensation benefits; (iii) state disability compensation; (iv) previously vested benefits under any the Company-sponsored benefits plan; (v) indemnity under the Indemnification Agreement or any other written indemnity agreement between the Company and Executive; and (vi) any other rights that cannot by law be released by private agreement.

(e) EXCEPT AS OUTLINED ABOVE, BY SIGNING THIS AGREEMENT, EXECUTIVE WAIVES ANY RIGHT THAT SHE MAY HAVE HAD TO PURSUE OR BRING A LAWSUIT OR MAKE ANY LEGAL CLAIM AGAINST THE COMPANY OR THE RELEASEES INCLUDING, BUT NOT LIMITED TO, CLAIMS THAT IN ANY WAY ARISE FROM OR RELATE TO HER EMPLOYMENT OR THE TERMINATION OF THAT EMPLOYMENT, UP TO AND INCLUDING THE DATE OF THE EXECUTION OF THIS AGREEMENT. EXECUTIVE AGREES NOT TO PURSUE OR BRING ANY SUCH LAWSUIT OR LEGAL CLAIM SEEKING MONETARY OR OTHER RELIEF.

(f) Waiver of Rights under California Civil Code Section 1542. Executive acknowledges that she has read Section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Executive understands that for purposes of this Section 3(f), she is considered the “creditor” and the Company is considered the “debtor.” Executive understands that Section 1542 gives her the right not to release existing claims of which she is not now aware, unless she voluntarily chooses to waive this right. Even though Executive is aware of this right, Executive nevertheless hereby voluntarily waives the right described in Section 1542 with respect to the Released Claims, and elects to assume all risks for claims that now exist in her favor, known or unknown, arising from the subject matter of the Release.

Executive acknowledges that different or additional facts may be discovered in addition to what she now knows or believes to be true with respect to the matters herein released, and Executive agrees that this Agreement shall be and remain in effect in all respects as a complete and final release of the matters released, notwithstanding any such different or additional facts. Executive represents and warrants that she has not previously filed or joined in any claims that are released herein and that she has not given or sold any portion of any claims released herein to anyone else.

(g) Acknowledgments/Time Frames.

(i) Executive agrees and acknowledges that (A) she understands the language used in this Agreement and its legal effect, and (B) she will receive compensation and/or benefits under the Severance Agreement to which Executive would not have been entitled without signing this Agreement. Executive further agrees and acknowledges that, with respect to the General Release in this Section 3, Executive is specifically releasing all claims and rights under the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621 et seq. Executive acknowledges that she has read and understands the foregoing Agreement and executes it voluntarily and without coercion.

(ii) Executive further acknowledges that she is hereby being advised in writing to consult with an attorney prior to executing this Agreement and that she is being given a period of twenty one (21) days within which to consider and execute this Agreement. Executive understands that she may voluntarily choose to execute this Agreement before the end of the twenty-one day period, at her sole option, by executing the “Election to Execute Release Prior to Expiration of 21-Day Consideration Period” attached hereto.

(iii) Executive further understands that she has seven days following his execution of this Agreement to revoke it in writing, and that this Agreement is not effective or enforceable until after this seven day period has expired without revocation (the “Effective Date”). For such revocation to be effective, written notice must be either personally delivered to the Company in the care of Donald J. Santel or sent via certified mail, return receipt requested, or overnight delivery service to the same address and to the attention of Donald J. Santel, and received by the addressee by no later than 9:00 a.m. on the eighth calendar day after the date by which Executive has signed this Agreement (“Revocation Deadline”). If Executive revokes this Agreement on the seventh day of the revocation period or before 9:00 a.m. the following day, then she agrees that she will fax the revocation notice to (650) 871-7029 on that day and will then follow up by sending the original revocation via certified mail or overnight delivery. Executive expressly agrees that, in the event she revokes this Agreement, the Agreement shall be null and void and have no legal or binding effect whatsoever and Executive shall not be eligible for the Termination Benefits or the Consulting Fee.

(h) Executive agrees to execute a second bring-down release, in the same form provided in this Section 3, on the last day of the consulting period (the “Consulting End Date”) which release shall cover the period from the Effective Date through the Consulting End Date.

4. The Parties agree that their respective rights and obligations under the Severance Agreement shall survive the execution of this Agreement.

5. Executive acknowledges that she has received all compensation to which she is entitled for her work up to her last day of employment with the Company, and that she is not entitled to any further pay or benefit of any kind, for services rendered or any other reason, other than the Termination Benefits she will receive if she signs this Agreement.

6. Executive agrees that from and after the date of the receipt of this Agreement, Executive will not, directly or indirectly, provide to any person or entity any information concerning or relating to the negotiation of this Agreement or its terms and conditions, except: (i) to the extent specifically required by law or legal process or as authorized in writing by the Company; (ii) to Executive’s tax advisors as may be necessary for the preparation of tax returns or other reports required by law; (iii) to Executive’s attorneys as may be necessary to secure advice concerning this Agreement; or (iv) to members of Executive’s immediate family. Executive agrees that prior to disclosing such information under parts (ii), (iii), or (iv), Executive will inform the recipients that they are bound by the limitations of this section. Subsequent disclosure by any such recipients will be deemed to be a disclosure by Executive in breach of this Agreement.

7. Executive agrees that any sensitive, proprietary, or confidential information or data relating to the Company or any of its affiliates or other Releasees as defined in Section 3 above, including, without limitation, trade secrets, processes, practices, pricing information, billing histories, customer requirements, customer lists, customer contacts, employee lists, salary information, personnel matters, financial data, operating results, plans, contractual relationships, projections for new business opportunities, new or developing business for the Company, technological innovations in any stage of development, the Company’s financial data, long range or short range plans, any confidential or proprietary information of others licensed to the Company, and all other data and information of a competition-sensitive nature (collectively, “Confidential Information”), and all notes, records, software, drawings, handbooks, manuals, policies, contracts, memoranda, sales files, or any other documents generated or compiled by any employee of the Company reflecting such Confidential Information, that Executive acquired while an employee of the Company will not be disclosed or used for Executive’s own purposes or in a manner detrimental to the Company’s interests. In addition, Executive hereby reaffirms Executive’s existing obligations, to the fullest extent permitted by law, under the Executive Confidential Information and Invention Assignment Agreement that Executive signed with the Company (the “Confidential Information Agreement”).

8. At the Company’s request, Executive will return to the Company all property and equipment belonging to the Company and the Releasees, including without limitation all computers, hard drives, and access cards, the originals and all copies (regardless of medium) of all information, files, materials, documents or other property relating to the business of the Company, the Releasees, or their affiliates, and Executive represents that all such information and items have been returned to the Company. If Executive fails to return any such property, the Company shall be entitled to deduct from the Severance an amount equal to the value of non-returned property.

9. Executive agrees that she will not make to any person or entity any false, disparaging, or derogatory comments about the Company, its business affairs, its employees, clients, contractors, agents, or any of the other Releasees. Executive will refer all reference requests regarding Executive’s employment with the Company to the Company’s Human Resources department, who will disclose only Executive’s dates of employment with the Company, last position held, and upon Executive’s written request, final salary, in response to such reference requests.

10. This Agreement, the Severance Agreement, and the Confidential Information Agreement represent the entire understanding of the Parties with respect to the subject matter hereof and supersede all prior arrangements and understandings regarding same including, without limitation, any severance provisions of the offer letter agreement between Executive and the Company. For the avoidance of doubt, Executive’s Continuous Service, as defined in the applicable Company stock option plans, shall terminate on the Separation Date, and Executive shall not vest in any stock options or restricted stock awards after the Separation Date other than as provided for in this Agreement. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either Party of any breach of, or of compliance with, any condition or provision of this Agreement by the other Party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

BY SIGNING BELOW, EXECUTIVE REPRESENTS AND WARRANTS THAT SHE HAS FULL LEGAL CAPACITY TO ENTER INTO THIS AGREEMENT, HAS CAREFULLY READ THIS AGREEMENT, HAS HAD A FULL OPPORTUNITY TO REVIEW THIS AGREEMENT WITH COUNSEL OF EXECUTIVE’S CHOOSING, AND HAS EXECUTED THIS AGREEMENT VOLUNTARILY, WITHOUT DURESS, COERCION OR UNDUE INFLUENCE.

HYPERION THERAPEUTICS, INC		EXECUTIVE

By:	/s/ Donald J. Santel	/s/ Klara A. Dickinson-Eason
Donald J. Santel President and Chief Executive Officer		Klara A. Dickinson-Eason

Date: 4 August 2014		Date: 30 July 2014

TO EXECUTE RELEASE OF CLAIMS

PRIOR TO EXPIRATION OF 21-DAY CONSIDERATION PERIOD

I, Klara A. Dickinson, understand that I have twenty-one (21) days within which to consider and execute the attached General Release of Claims. However, after having an opportunity to consult counsel, I have freely and voluntarily elected to execute the General Release of Claims before such twenty-one (21) day period has expired.

30 July 2014 Date	/s/ Klara A. Dickinson-Eason Executive Signature

EXHIBIT A

SUMMARY OF TERMINATION BENEFITS

The Termination Benefits provided for in the Severance Agreement, which are all subject to Executive’s compliance with Section 1 of this Agreement and Section 3 of the Severance Agreement, consist of:

A.	The gross amount of Three Hundred Seventy-two Thousand, Eight Hundred and Sixty Dollars ($372,860.00), which is an amount equal to 12 months of Executive’s base salary at the rate in effect at the time of the Separation Date, and payable in substantially equal installments in accordance with the Company’s normal payroll policies, less applicable withholdings, with such installments to commence on the first payroll period following the sixtieth (60th) day after the date of the Separation (with the first such installment to include any payments that otherwise would have been made if the Agreement were not subject to revocation).

B.	The gross amount of One Hundred Forty-nine Thousand, One Hundred Forty-four Dollars ($149,144.00), which is an amount equal to 12 months of Executive’s target annual bonus for the current fiscal year, and payable in a lump sum on the first payroll period following the sixtieth (60th) day after the date of Executive’s Separation Date, less applicable withholdings.

C.	The automatic vesting of Executive’s stock options and restricted stock awards with respect to the number of shares of Company common stock that would have vested had Executive’s employment with the Company continued for 12 months following the Separation Date. Such amounts are set forth on Schedule A to this Agreement.

D.	If Executive elects COBRA continuation coverage, the payment or reimbursement of the healthcare insurance premium for Executive and her covered dependents through the earlier of: (1) 24 months following the Separation Date; (2) the termination of Executive’s qualification or eligibility for COBRA continuation coverage; or (3) Executive and her dependents becoming eligible for healthcare coverage under another employer’s plan.

E.	Transition support of either Fifteen Thousand Dollars ($15,000.00) or an equivalent amount of outplacement services, at Executive’s election, and payable after the Effective Date, less applicable withholdings.

F.	The right to keep Executive’s Company-issued smartphone or handheld device.

SCHEDULE A

EQUITY AWARD VESTING

SCHEDULE A

EQUITY AWARDS

Grant #	Grant Date	Plan	Price	Number of Options Granted	Options Vested at July 8, 2014	Acceleration (12 months)	New Deadline To Exercise Equity Awards	Options Exercisable pursuant to Agreement	Type of Equity Award
1176019	04/16/2012	2006 Plan	$7.31	36,945	20,782	9,236	January 8, 2015	30,018	NQSO
1315522	04/15/2013	2012 Plan	$24.46	8,153	272	623	January 8, 2015	895	NQSO
1315523	04/15/2013	2012 Plan	$24.46	34,847	12,270	10,127	January 8, 2015	22,397	NQSO
1315584	03/11/2014	2012 Plan	$26.74	712	—	—	January 8, 2015	—	NQSO
1315585	03/11/2014	2012 Plan	$26.74	11,288	—	3,000	January 8, 2015	3,000	NQSO
1315645	03/11/2014	2012 Plan	(RSU, no price)	2,000	—	500	January 8, 2015	500	RSU
361500	11/03/2009	2006 Plan	$1.28	80,131	80,131	—	January 8, 2015	80,131	NQSO
488451	04/15/2011	2006 Plan	$4.08	22,525	17,832	4,693	January 8, 2015	22,525	NQSO
76080	08/31/2007	2006 Plan	$327.95	169	169	—	January 8, 2015	169	NQSO
84176	04/22/2008	2006 Plan	$327.95	27	27	—	January 8, 2015	27	NQSO

Total				196,797	131,483	28,179		159,662